Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 7, 2023
Registration Statement Nos. 333-260903 and 333-260903-03

$1bln BMW Vehicle Lease Trust (BMWLT) 2023-1

Jt-Leads: BofA (struc), Barc, Miz Co-Mgrs: TD, USB

ANTICIPATED CAPITAL STRUCTURE

CLS	SZ($mm)	WAL	M/S	PWIN	E.Final	L.Final	BENCH	SPRD	YLD	CPN	$PRICE
A-1	155.000	0.27	P-1/A-1+	1-6	8/23	2/26/24	I-CRV	+16	4.831		100.00000
A-2	370.500	0.96	Aaa/AAA	6-16	6/24	2/25/25	I-CRV	+49	5.335	5.27	99.99336
A-3	370.500	1.75	Aaa/AAA	16-25	3/25	11/25/25	I-CRV	+68	5.217	5.16	99.99762
A-4	104.000	2.25	Aaa/AAA	25-28	6/25	6/25/26	I-CRV	+78	5.131	5.07	99.98474
PRICED: 2/7/23

BILL & DELIVER: BofA	DEAL SIZE: $1bln
EXPECTED RATINGS: Moody's/S&P	BBG TICKER: BMWLT 2023-1	SSAP: BMWT23
EXPECTED SETTLE: 2/15/23	FORMAT: SEC Registered
FIRST PAY DATE: 3/27/23	PXG SPEED: 100% PPC to Maturity
ERISA ELIGIBLE: Yes	MIN DENOMS: $1k x $1K
INTEXNET: basbmwlt2023_1_v1 AB93

CUSIP: A-1 05593A AA7
A-2 05593A AB5
A-3 05593A AC3
A-4 05593A AD1

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com.